Exhibit 10.1

February 25, 2010

Gregory W. Freiberg

Dear Greg,

This letter serves to confirm certain additional Relocation Assistance as that term is defined in your offer letter dated March 20, 2009 (“Offer Letter”), subject to certain additional terms and conditions.

Relocation Assistance

To date Savvis has provided you an Appraised Loss on Sale (as that term is defined in your Offer Letter) of $250,000. Savvis is willing to pay a supplemental Appraised Loss on Sale of $100.000 (gross – you will be responsible for all applicable taxes and there will be no gross up for taxes for this supplemental payment as set forth in the original Offer Letter) paid in two equal installment. The first, in the amount of $50,000 will be paid on or before March 15, 2010 and the second will be paid on or before July 15, 2010. The repayment conditions outlined in your original Offer Letter remain in effect and are further extended and amended to align with this supplemental payment. This payment in addition to the original relocation payment of $250,000 along with any collection expenses (as that term is defined in the Offer Letter), will both now be fully repayable should you voluntarily terminate employment with SAVVIS or you are terminated for “cause” within 24 months of the receipt of the second installment of the supplemental payment (currently contemplated to be payable on or before July 15, 2010).

This letter is not a contract of employment. Employment with SAVVIS is at-will, and either you or SAVVIS may terminate the relationship at any time or for any reason. Please return the signed acceptance to me so we can facilitate the payment as outlined above.

Greg, I hope this additional support will assist you and your family in completing your transition to the St. Louis area. After your review, if you have any questions, please contact me at (314) 628-7830.

Sincerely,

/s/ Mary Ann Altergott

Mary Ann Altergott
Senior Vice President
Corporate Services

Cc:	personnel file
James Ousley, Chairman and Interim CEO

Accepted

/s/ Gregory W. Freiberg	3/1/10
Gregory W. Freiberg	Date

Savvis    1 Savvis Parkway Town & Country, MO 63017

www.savvis.net        Office: 314.628.7830    Fax: 888.203.7405